Exhibit (p)(45)

Code of Ethics

Updated Effective: June 2014

Post Advisory Group, LLC (“Post” or the “Adviser”) has adopted this Code of Ethics (the “Code”). The principal objectives of the Code are to provide policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Investment Advisers Act of 1940; and to prevent conflicts of interests or the appearance of such conflicts when employees own or engage in transactions involving securities.

At all times, Post’s employees are expected to act in accordance with a high code of ethical conduct befitting investment professionals. Employees of Post are also subject to the Corporate Code of Ethics of Post’s parent organization (Principal Financial Group, LLC or “PFG”).

Responsibility for this Code is overseen by the Chief Compliance Officer. However, the responsibility for implementing this Code on a day-to-day basis falls on all employees and especially staff that are in supervisory and management roles. Sanctions for violating this Code may include a letter of warning, suspension of personal securities transactions and other sanctions up to suspension or termination of employment.

Employees with interpretive questions are strongly urged to consult with Post Compliance prior to taking the action in question.

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I.	POLICY HIGHLIGHTS

This Code is designed so that all acts, practices and courses of business engaged in by employees are conducted in accordance with the highest ethical standards and to prevent conflicts or even the appearance of conflicts by employees relating to their personal trading and other business activity. Compliance with the Code is a matter of understanding the basic requirements and making sure the steps the employee takes with respect to each personal securities transaction and his/her personal investment activity in general, are in accordance with these requirements. This section sets forth selected rules that frequently raise questions or that have recently been changed. These highlights are not comprehensive, there are additional rules in the Code and employees must examine the specific sections of the Code for more details. Employees are strongly urged to consult Compliance when questions arise.

•	Pre-clearance of all trades is valid only for two calendar days including the day that the trade is approved. If the trade is not fully executed by the second calendar day, a new approval will be required. This applies to all market and limit orders.

•	No Employee may acquire any security in an initial public offering (“IPO”) unless pre-approved by the Compliance Committee.

•	Private placements must be pre-approved by the Compliance Committee. Investments in Post’s private funds must also be pre cleared prior to making contributions or withdrawals.

•	Participation on any Board and outside business activities must be pre-approved by the Compliance Committee.

•	No option may be purchased or written if the expiration date is less than 30 calendar days from the date of purchase. No option position may be closed less than 30 calendar days from the date it is established.

•	Covered Securities that are purchased must be held for 30 calendar days prior to sale. If sold before 30 calendar days, any profits realized on the sale of a covered security prior to the 30 day holding period must be disgorged to a charitable organization designated by the Adviser. There is no current holding period for selling securities at a loss.

•	Covered Securities sold may not be purchased at a lower price until at least 30 calendar days from the sale trade date.

•	No employee may purchase or sell a security for a personal account in which he/she has direct or indirect Beneficial Ownership within seven calendar days before and after a client account that he/she manages trades in that security.

•	All employees are required to submit the following:

•	Initial Holdings Report and Compliance Certification (within 10 calendar days of their start date as a Post employee);

•	Quarterly Transactions Reports (within 30 calendar days after quarter/year-end); and

•	Annual Compliance Certifications (within 30 calendar days after year end).

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II.	DEFINITIONS

ACCESS PERSON: means any (1) director, officer, or employee of Post, except directors who (i) do not devote substantially all working time to the activities of Post, and (ii) do not have access to information about the day-to-day investment activities of Post. Every employee should consider himself an Access Person unless otherwise specifically exempted by the Compliance Committee. “Access Person” and “Employee” have the same meaning and are used interchangeably in the Code.

ADVISER OR POST: means Post Advisory Group, LLC

BEING CONSIDERED FOR PURCHASE OR SALE: A security is “being considered for purchase or sale” when a portfolio manager deems it probable that he/she will purchase or sell the security for a client account. The term “purchase or sale of a security” includes the writing of an option to purchase or sell a security or entering into a total return swap regarding such security.

BENEFICIAL OWNERSHIP: shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 when determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

For example, the term “Beneficial Ownership” shall encompass: securities in the person’s own account(s); securities owned by members of the person’s immediate family sharing the same household; a person’s proportionate interest in the portfolio of securities held by a partnership, trust, corporation or other arrangements; and securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not). See Covered Accounts below.

COMPLIANCE COMMITTEE: shall include the Chief Operating Officer, Chief Investment Officer, Chief Legal Officer and Chief Compliance Officer.

COVERED ACCOUNTS: shall include any account that an Employee has, or acquires any direct or indirect beneficial ownership in a security held in the account. Generally, an Employee is regarded as having a beneficial ownership of securities held in an account in the name of: (1) the individual; (2) a spouse, minor child, immediate family member or dependent of the Employee sharing the same household; (3) a relative sharing the same house; (4) another person if (i) the Employee obtains benefits substantially equivalent to ownership of the securities; (ii) can obtain ownership of the securities immediately or at some future time; or (iii) can have investment discretion or otherwise exercise control.

COVERED SECURITIES: shall include all securities, any option to purchase or sell, and any securities convertible into or exchangeable for such securities. Certain securities are exempted from this definition (see Exempted Securities, below).

EMPLOYEE: shall have the same meaning as Access Person.

FEDERAL SECURITIES LAWS: means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940 (the “Advisers Act”), as amended, (and all rules adopted under those Acts) the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act of 1999, as amended, the Bank Secrecy Act of 1970, as amended, and all rules adopted under any of these statutes by the Securities and Exchange Commission or the Department of the Treasury.

PRIVATE INVESTMENTS: Private investments involve the sale of securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over the counter market (Post’s private funds are considered private investments). Private investments may not have to be registered with the Securities and Exchange Commission and in many cases detailed financial information is not disclosed. Examples include, but are not limited to hedge funds, limited partnerships, and private equity transactions.

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REPORTABLE FUND: means (i) any fund for which the Adviser serves as an investment adviser as defined by the Investment Advisers Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is in common control with the Adviser.

REPORTABLE SECURITY: means all securities except that it does not include: direct obligations of the Government of the United States; banker’s acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by mutual funds other than funds advised or sub-advised by the Adviser or an affiliate of the Adviser; and shares issued by unit investment trusts (“UIT”) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Adviser or an affiliate of the adviser. Security includes, but is not limited to fixed income securities, equity securities, options and limited or private placement offerings of securities (see also Exempt Securities, below for further information on exempt securities).

MASTER SECURITIES LISTS: Records known as the “Master Securities List” are maintained by Post. The Master Securities List includes the Matrix, which lists the names of all Securities that Post currently holds in client accounts (the “Matrix”), and the Watch List, which includes: (i) issuers in which Post does not wish to trade without internal discussion (these Securities may not be traded without approval from Compliance) and (ii) certain companies identified by PFG to reflect affiliations with such companies.

Names of Securities shall be removed from the Matrix after Post has entirely liquidated their position in such Security. Names of Securities shall be removed from the Watch List after an internal review (or in the case of PFG, when such affiliation with its board members terminates or is no longer an issue).

PROTEGENT PTA SYSTEM (“PTA SYSTEM”): Post utilizes the PTA System which allows Post employees to pre-clear trade authorizations, political campaign contributions, and to comply with reporting and certification requirements.

THE COMPLIANCE COMMITTEE: The Compliance Committee is responsible for the oversight and administration of the Code of Ethics.

III.	GENERAL PRINCIPLES

STATEMENT OF PURPOSE AND GENERAL PRINCIPLES

The purpose of this Code is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Post own or engage in transactions involving Securities (as defined above) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Post. Central to this Code is the principle that employees of Post will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

•	The duty at all times to place the interests of clients first.

•	The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual’s position of trust and responsibility.

Post employees are also subject to PFG’s Corporate Code of Ethics.

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STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct shall govern personal investment activities and interpretation and administration of this Code:

•	The interests of advisory clients must be placed first at all times;

•	Personal Securities transactions must be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest or abuse of an individual’s position of trust and responsibility;

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield supervised and/or advisory personnel from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

PROMPTLY REPORT VIOLATIONS OR POSSIBLE VIOLATIONS OF THE CODE

The Advisers Act requires all Employees of an investment adviser “to report any violations of your code of ethics promptly to your chief compliance officer ….or other persons designated …in the code of ethics.” Accordingly if you commit a violation or become aware of a violation you must promptly report this to your manager or the Chief Compliance Officer. Should a manager be notified of an alleged violation, s/he shall promptly report such violation to the Chief Compliance Officer.

In addition, Post employees can also utilize the PFG “Whistle Blower” process. Any information passed through the Whistle Blower process will remain confidential.

Post employees may also call the PFG Ethics Hotline at 1-866-858-4433. The Ethics Hotline is staffed 24 hours a day, seven days a week.

STATUTORY GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

Section 203(e) of the Advisers Act (as well as certain provisions of the Investment Company Act of 1940 applicable to registered investment advisers) mandates that no officer, director or employee of the Adviser may become or continue to remain an officer, director or employee without an exemptive order issued by the U.S. Securities and Exchange Commission if such director, officer or employee within the past ten years or during the course of employment:

•	has been convicted of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit such offense, or has been convicted of any crime that is punishable by imprisonment for 1 year or more years that is not described above;

•	has been convicted of any felony or misdemeanor or of a substantially equivalent crime by a foreign court involving the purchase or sale of any security; or arising out of their conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent or entity or person required to register under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

•	is or becomes permanently or temporarily enjoined by any court from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Compliance Officer or any other member of Post’s Compliance Committee.

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IV.	PERSONAL SECURITIES TRANSACTIONS RULES

RESTRICTED AND PROHIBITED TRANSACTIONS

The following restrictions and limitations govern personal Securities transactions for all Employees/Access Persons:

1. Pre-clearance of all trades is valid for two calendar days (including the day the trade is approved). If the trade is not fully executed by the second calendar day, a new approval will be required. This applies to all market and limit orders, good-till-cancelled orders, and stop loss orders.

2. No Access Person may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering (“IPO”). Investment personnel may, however, in special circumstances, seek permission to purchase Securities in an IPO by submitting to Compliance a written request for approval of the purchase that includes a description of the special circumstances.

3. No Employee may buy, sell, sell short, or enter into any other securities or derivative transactions relating to any security issued by an entity on the Watch List.

4. No Employee may participate in Investment Clubs.

5. Reportable Securities that are purchased must be held for 30 calendar days prior to sale. If sold before the 30 calendar day holding period expires, any profits realized on the sale must be disgorged to a charitable organization. There is currently no holding period for securities sold at a loss. Access Persons may request exceptions to this prohibition by submitting a written request to the Chief Compliance Officer prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

6. Reportable Securities sold may not be purchased at a lower price until at least 30 calendar days from the sale trade date.

7. No option may be purchased or written if the expiration date is less than 30 calendar days from the date of purchase. No option position may be closed less than 30 calendar days from the date it is established.

EXEMPT SECURITIES AND TRANSACTIONS

EXEMPTED SECURITIES. The securities listed below, unless noted otherwise, are exempt from the pre-clearance requirement, and the initial, quarterly and annual reporting requirements:

•	Direct obligations of the government of the United States.

•	Banker’s acceptances.

•	Bank certificates of deposit.

•	Commercial paper.

•	High quality short-term debt instrument, including repurchase agreements.

•	Shares issued by money market funds.

•	Shares issued by mutual funds other than funds advised or sub-advised by the Adviser or an affiliate of the Adviser. Post advised funds including all private funds are subject to the pre-clearance and reporting requirements.

•	Shares issued by unit investment trusts (“UIT”) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Adviser or an affiliate of the adviser.

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•	Shares of publicly traded closed end index funds, or index based unit investment trusts listed on a national exchange (e.g. SPDRs, DIAMONDS, NASDAQ 100 Trust, ETF’s, etc); provided however that holdings in such securities are subject to the quarterly and annual reporting requirements.

EXEMPTED TRANSACTION

•	Shares of mutual funds unless the Adviser or a PFG affiliate acts as the investment adviser or principal underwriter for the fund.

•	Transactions in Principal mutual funds (including Principal mutual funds underlying Principal variable life and variable annuity contracts).

•	Transactions in Principal stock. However, see restrictions and limitations in PURCHASE AND SALE OF PFG STOCK, below.

•	Foreign currency transactions (these are not deemed securities).

•	Securities acquired through an employer-sponsored automatic payroll deduction plan. Initial account set-up of plan must be disclosed but ongoing purchases do not have to be pre-cleared. However, all sales must be pre-cleared and reported.

•	The acceptance of stock dividends resulting from securities already owned under a dividend reinvestment plan or in an automatic investment plan for the purchase of securities already owned. (Note: the initial purchase or establishment of an automatic investment plan or dividend investment plan must be pre-cleared.)

•	Purchases or sales which are non-volitional on the part of the Access Person in a fully discretionary managed account (where the Access Person has no investment authority and the broker-dealer makes all investment decisions). Such account must be reported to Compliance prior to opening.

SPECIFIC RULES PERTAINING TO FUND/CLIENT ACCOUNTS

•	Seven-Day Blackout Periods. No access person may purchase or sell a security for a personal account in which he/she has direct or indirect Beneficial Ownership within seven calendar days before and after a Fund/Client Account (“Client Account”) trades in that security.

•	Purchasing an Investment for a Client Account that is a Personal Holding. A Portfolio Manager or Analyst who is purchasing or selling an investment for a Client Account that is also a personal holding of the Portfolio Manager or Analyst in a Covered Account shall disclose such holding to his/her manager and Compliance before making such investment for the Client Account. A Portfolio Manager’s or Analyst’s holdings, however, shall have no effect on the Client Account’s ability to trade. Any purchase or sale for the portfolio must then be reviewed and approved by a Portfolio Manager who does not have an interest in the Security or issuer and such review must be documented in writing and maintained.

•	Establishing Positions Counter to Fund/Client Account Positions. No Access Person may establish a long position in his or her personal account in a security if any Client Account would benefit from a decrease in the value of such security. For example, the Access Person would be prohibited from establishing a long position if (1) the Client Account holds a put option on such security (aside from a put purchased for hedging purposes where the Client Account holds the underlying security); (2) the Client Account has written a call option on such security; or (3) the Client Account has sold such security short, other than “against-the-box.” Another example of this rule is that no Access Person may purchase a put option or write a call option where a Client Account holds a long position in the underlying security.

SPECIAL RULES APPLICABLE TO DIRECTORS OF THE ADVISER

Any Director of the Adviser who also serves as a Director of an affiliated adviser shall be examined with regard to the affiliated adviser for their access to the affiliated advisers nonpublic information regarding any clients’ purchase or sale of securities; access to nonpublic information regarding the portfolio holdings of any advisory client; is involved in making securities recommendations to clients; or access to such recommendations that are nonpublic as to each Adviser of which the Director is a member of the Board. To the extent that such Director does not have such access to the affiliated adviser, that Director will be exempt from pre-clearance after a full

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examination and written documentation of the findings. At this time, Post’s Directors who are not also Post employees do not have access to trade activity or other information which would require them to pre-clear personal trades through Post.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

All Employees must receive pre-clearance approval for securities transactions from the Adviser’s Compliance department prior to entering into any transaction. Pre-clearance is not required for Exempted Securities or Exempted Transactions, however these transactions still may be subject to reporting requirements (see Exempted Securities and Exempted Transactions, above).

When seeking to purchase or sell securities for your personal account you should pay particular attention to the following most frequent Code violations noted by Compliance, but still must observe all provisions of the Code:

•	Failure to pre-clear a trade;

•	Trading more shares of a security than pre-cleared to trade;

•	Entering a Pre-Trade Authorization Form (“PTAF”) after the trade was executed;

•	Executing a trade after the expiration of a PTAF; and

•	Trading before expiration of the 30-day holding rule (for gains only).

How to Pre-Clear a Trade

Pre-clearance of a trade can be accomplished in one of two ways:

•	On-line Pre-Clearance (PTA System) – A PTAF must be filed in the PTA System prior to trading. Approval/denial will be provided from the system immediately and a confirmation e-mail will be sent to the employee and Compliance.

•	Approval is valid for two calendar days, including the day the trade is approved.

•	Denied trades must not be executed.

•	Alternative Method of Pre-Clearance – Should an employee not have access to PTA System or the internet, a trade may be pre-cleared through Compliance. Employees may call or e-mail Compliance, who will then file a proxy PTAF for the trade in the PTA System. Employees must not execute the trade until they have received confirmation from Compliance that the PTAF was approved. When seeking to pre- clear through this alternative method, employees are required to provide Compliance with the following information:

•	Brokerage account information

•	Cusip or ticker and name of security

•	Price

•	Quantity

•	Buy/sell

Standard of Review for Pre-Clearance of Trades

Compliance has the authority and discretion to determine whether to grant or deny pre-clearance of a trade.

PURCHASE OF PRIVATE INVESTMENTS

Private investments of any kind may only be acquired with prior approval from Compliance. This includes investments in Post’s private funds.

PURCHASE AND SALE OF PFG STOCK

Holdings and transactions in PFG stock are subject to the initial, quarterly and annual reporting requirements as well as the 30 day short swing profit restriction.

The restrictions imposed by PFG on Senior Management and other designated persons in connection with transactions in PFG stock are in addition to this Code and must be observed to the extent applicable. Employees are responsible for understanding whether they are subject to the Corporate Policy and Rules on trading in PFG stock.

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V.	REPORTING REQUIREMENTS

INITIAL HOLDINGS REPORT

All Access Persons must, within 10 calendar days of the date of their hire or appointment as an Access Person, furnish the Compliance Department an Initial Holdings Report current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person containing the following information: (i) the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared; (ii) the name and address of the broker, dealer, or bank at which the Access Person maintains any account during the period covered in which securities were held for the direct or indirect benefit of the Access Person; (iii) the account number of any account described above; and (iv) the date the report was prepared.

QUARTERLY HOLDINGS REPORT

Access Persons shall file a report with the Compliance Department listing all their personal Securities transactions during the previous calendar quarter in any Security (except Exempted Securities and Securities purchased or sold in Exempted Transactions) in which such person has acquired any direct or indirect Beneficial Ownership. The report shall be in a format as required by Compliance and filed within 30 calendar days following the end of such calendar quarter. The report shall contain the following information:

•	The date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Security involved;

•	The nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through which the transaction was effected; and

•	The date the report is submitted by the Access Person.

Access Persons must have their personal Securities account at a firm approved by the Compliance Department and must direct brokerage and other firms with which they have Securities accounts to furnish to the Compliance Department on a timely basis duplicate copies of periodic statements and trade confirmations of all personal Securities transactions. To the extent any new accounts are opened, Compliance must be notified immediately (and prior to any trading in such accounts).

ANNUAL HOLDINGS REPORT

Access Persons must submit an Annual Holdings Report to the Compliance Department using a statement or report that is dated no more than 45 calendar days prior to the date the report is submitted, containing the following information: (i) the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared; (ii) the name and address of the broker, dealer, or bank at which the Access Person maintained any account during the period covered in which securities were held for the direct or indirect benefit of the Access Person; (iii) the account number of any account described above; and (iv) the date the report was prepared.

Access Persons will be required on an annual basis within 30 days of the request to verify that their holdings are complete and accurate in the PTA system.

INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE

Compliance shall ensure that each Access Person receives a copy of this Code, and material amendments thereto and a written acknowledgement of receipt to be maintained within the PTA system. The Code is also available to all Access Persons via the N drive under N: /Post – Policies and Procedures.

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All Access Persons will be required within 10 days of their appointment as an Access Person and annually thereafter to certify in writing that they have read and understand the Code and the Insider Trading Policy (the “Policy”) and its applicability to them, that they have complied with the requirements of the Code and Policy, and that they have disclosed or reported all personal Securities transactions as required by the Code.

VI.	GIFTS

Please see Post’s Business Gifts and Entertainment Policy.

VII.	SERVICE AS A DIRECTOR AND OTHER OUTSIDE BUSINESS INTERESTS

SERVICE AS A DIRECTOR

Access Persons are prohibited from serving, unless prior approval is granted, on the board of directors of any public company or any organization, trust, endowment or other organization (whether publicly listed, charitable or educational in nature, or otherwise) where they will gain financial information or participate in the investment decisions of the organization.

Authorization by Compliance is based on a determination that board service would be consistent with the interests of Post and its clients. Authorization can be requested by completing Exhibit A to the Code (Outside Business Activities and Service as a Director/Officer Approval Request Form) and submitting it to Compliance.

OUTSIDE BUSINESS ACTIVITIES

Access Persons must not undertake other business activities outside of Post which may cause, or appear to cause, conflicts of interest. Access Persons must request approval from Compliance for all outside business activities where Access Persons either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. Approval can be requested by completing Exhibit A to the Code (Outside Business Activities and Service as a Director/Officer Approval Request Form) and submitting it to Compliance.

The Ethics Committee may determine that such involvement in additional business is an actual or perceived conflict of interest with an Access Person’s current position. In this situation, actions will need to be taken to rectify the conflict.

OTHER EMPLOYEE CONDUCT

Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, Access Persons are not permitted to borrow from clients, or from providers of goods and services with whom Post deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Post

Access Persons must not take for their own advantage an opportunity that rightfully belongs to Post. Whenever Post has been actively soliciting a business opportunity, or the opportunity has been offered to it, Post’s funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Post and not employees who may be in a position to divert the opportunity for their own benefits.

VIII	POLITICAL CONTRIBUTIONS

Please see Post’s Political Contributions Policy.

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IX	CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside the Post organization without the written approval of Compliance. One of the most sensitive and difficult areas in Post’s daily business activities involves information regarding investment plans or programs and possible or actual securities transactions by Post.

X.	ADMINISTRATION AND SANCTIONS

The Chief Compliance Officer (or his/her designee) shall have the authority to interpret the Code and grant exceptions to the Code when appropriate. When exceptions are granted the Chief Compliance Officer or his/her designee shall make a record and explain in writing the reasons and parameters of such exceptions.

The Chief Compliance Officer (or his/her designee) shall maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

Upon discovering a violation of this Code, the Chief Compliance Officer of the Adviser shall impose such sanctions as determined appropriate. Sanctions may include a letter of warning, suspension of personal Securities transactions, and other sanctions up to and including suspension or termination of employment. In addition, any profits over $100 from prohibited transactions must be disgorged.

Annually, those individuals charged with the responsibility for monitoring compliance with this Code shall prepare a written report to the Board of Directors of the Adviser that, at a minimum, will include:

•	A certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

•	Identification of material violations and sanctions imposed in response to those violations during the past year;

•	A description of issues that arose during the previous year under the Code; and

•	Recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices and changes and developments in applicable laws or regulations.

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EXHIBIT A

OUTSIDE BUSINESS ACTIVITIES AND SERVICE AS DIRECTOR/OFFICER

APPROVAL REQUEST FORM

Complete this form for each Officer/Director and/or outside business activity you plan to engage in. Please note that all outside business activities must be pre-cleared through the completion and approval of this form, including any outside employment. Retain a copy of the completed form for your records.

1. Do you currently serve, or do you plan to serve, as an officer, director/trustee, partner, or employee of any entity other than Post?    ☐ Yes ☐ No

2. Do you, or a member of your immediate family (including a spouse, minor child, or dependent or relative of you sharing the same household), own, or plan to own, directly or indirectly, 5% or more of the outstanding voting securities of any entity?     ☐ Yes ☐ No

If you answered yes to either of the above questions, fill out the below.

3. Please provide the following information with respect to your Officer/Director and/or outside business activity or planned outside business activity:

• Name of outside entity:
• Address:
• Country or state of formation:
• Is the company publicly or privately held? ☐ Publicly ☐ Privately
• Type of business:
• Title or position:
☐ Director/Trustee ☐ Officer ☐ Shareholder ☐ Partner ☐ Employee ☐ Other:
• Amount of compensation from the outside business activity, if any: $
• Frequency of compensation from outside business activity:
☐ Weekly ☐ Bi-Weekly ☐ Monthly ☐ Annually
• Amount and percentage of any stock ownership, partnership or other financial interest in this entity:

• Number of shares or units:
• Cost per share or unit:
• Percentage of total shares or units:
• Description of your activities, duties, and responsibilities with regard to this entity:

• Approximate amount of time spent or planned to be spent on outside business activity (hours/week):

• Approximate amount of time spent or planned to be spent on outside business activity during Post’s normal office hours (hours/week):
• Describe any relationship or connection or any kind between the outside entity and Post:

• Did Post request that you accept this position with the outside entity? ☐ Yes ☐ No

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By signing below, I certify that my responses to this Officer/Director and/or Outside Business Activities Form are complete, true and accurate to the best of my knowledge. I will report any changes or corrections to this information promptly, in writing, to Compliance and will obtain prior written acknowledgement or approval as required by Compliance before any additional involvement such as participation in additional sales, holdings, compensation or participation in the company’s management or before engaging in any future outside business activities, including any outside employment. I hereby represent that this proposed outside business activity does not conflict with the interests of Post. I hereby confirm that the outside business activity described in this questionnaire is unrelated to and beyond the scope of my employment by Post. Notwithstanding the immediately preceding sentence, I understand that regulations and Post policy require that I obtain consent to engage in any outside business activity, and I acknowledge that such consent, if granted, is revocable at any time, in Post’s sole discretion and is subject to my understanding and acknowledgement that such outside business activity is in no way sponsored by Post and shall give rise to no liability on the part of Post whatsoever, whether by way of indemnification, insurance or otherwise.

Employee Name and Title	Date

Employee Signature

Chief Compliance Officer (or Designee) ☐ Approved ☐ Not Approved

Approver Name and Title	Date

Approver Signature

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